Exhibit 99.1

Staffing 360 Solutions Reports Second Quarter 2020 Results

Pandemic-Impacted Revenue Slowly Improving

NEW YORK, August 11, 2020 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced Fiscal 2020 second quarter and six-month results, which were impacted by the economic downturn resulting from the COVID-19 pandemic.

Brendan Flood, Chairman and Chief Executive Officer said, “Our Q2 results are in line with expectations provided on our previous call as the COVID-19 pandemic surged for the first two-thirds of the quarter. While revenue, gross profit, EBITDA and Adj. EBITDA declined when compared with both Q1 2020 and Q2 2019 -- adjusted EBITDA remained positive and gross margin increased modestly. The sequential comparisons of Q2 with Q1 2020 reflect a COVID-19 impact in the first three weeks in Q1 2020.

“We experienced modest weekly improvements in business over the past six weeks and look forward to that improvement continuing. I remain confident that we will be a stronger company when we come out of this than when we went into it.”

Q2 2020 Overview

•	Revenue declined by 41% to $43.4 million from $73.5 million in Q2 ’19
•	Gross profit declined by 37.5% to $7.6 million from $12.1 million in Q2 ’19
•	Gross margin increased to 17.4% compared with 16.5% in Q2 ’19
•	Loss from operations of ($1.5 million) compared with income from operations of $0.5 million in Q2 ’19
•	Net loss of ($3.8 million) compared with net loss of ($1.5 million) in Q2 ’19
•	EBITDA declined to negative $0.8 million from $1 million in Q2 ’19
•	Adjusted EBITDA remained positive at $0.5 million down from $2.4 million in Q2 ’19

Year to Date Q2 2020 Overview

•	Revenue declined by 30.7% to $102.1 million from $147.3 million YTD ’19
•	Gross profit declined by 24.8% to $18.2 million from $24.2 million YTD ’19
•	Gross margin increased to 17.8% compared with 16.4% YTD ’19
•	Loss from operations of ($5.5 million) compared with income of $1.3 million YTD ’19 was primarily driven by a goodwill impairment charge of $3 million taken in Q1
•	Net loss of ($10.8 million) compared with net loss of ($1.2 million) YTD ’19
•	EBITDA declined to negative $4.8 million from $4.1 million YTD ’19
•	Adjusted EBITDA remained positive at $1.7 million down from $4.4 million YTD ’19

Flood continued, “As anticipated, our Q1 move to cash flow breakeven (driven by aggressive overall cost controls) flowed through into the second quarter. We took the opportunity to clean up certain parts of the balance sheet and bring payments current. I’m proud of our entire team who has successfully mastered working in a hybrid style, continuing to effectively meet our clients’ needs by providing our traditional best-in-class service. We remain cautiously optimistic looking ahead into the end of year.

“Government stimulus programs in both the US and UK have allowed us to strengthen our balance sheet, and we are currently reviewing the role that the new US Main Street Lending Program can provide as an additional financial boost. Simultaneously, we continue to seek to refinance debt by the end of this quarter,” concluded Flood.

-Continued-

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted EBITDA are calculated in a manner consistent with that shown in the table at the end of this press release and should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of the Company’s liquidity.

The Company uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. The Company also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.

Conference Call

The Participant Dial-In Number for the conference call is 646-828-8143. Participants should dial in to the call at least five minutes before 9:00am ET August 12, 2020. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=140969. A replay of the recorded call will be available for 90 days on the Company's website (http://www.staffing360solutions.com/res.html). You can also listen to a replay of the call by dialing 844-512-2921 (international participants dial 412-317-6671) starting August 12, 2020, at 7:30pm ET through August 19, 2020 at 11:59 pm ET. Please use PIN Number 8769775.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, to successfully refinance its debt, and to receive loans under the US Main Street Lending Program, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com

-Continued-

Staffing 360 Solutions, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(All Amounts in Thousands)

					Trailing Twelve	Trailing Twelve
					Months	Months
	Q2 2020	Q2 2019	Q2 2020 YTD	Q2 2019 YTD	Q2 2020	Q2 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	(3,763)	(1,471)	$(10,760)	$(1,242)	$(14,412)	$(4,628)

Adjustments:

Interest expense and amortization of debt discount and deferred financing costs	$2,114	$1,911	$4,531	$3,918	$9,097	$8,741
(Provision for) Benefit from income taxes	47	(322)	(129)	(324)	(140)	(221)
Depreciation and Amortization	759	877	1,544	1,754	3,160	3,368
EBITDA	(843)	995	(4,814)	4,106	(2,295)	7,260

Acquisition, capital raising, restructuring charges and other non-
recurring expenses (1)	1,061	742	2,400	953	6,393	2,233
Other non-cash charges (2)	163	225	346	422	764	860
Re-measurement (loss) income on intercompany note	115	368	790	17	390	557
Impairment of goodwill			2,969	—	2,969	—
Deferred consideration settlement	—	—	—	(847)	(1,077)	(847)
Other loss (income)	25	29	39	(257)	(30)	(414)
Adjusted EBITDA	$521	$2,359	$1,730	$4,394	$7,114	$9,649
Adjusted EBITDA Margin	1.2%	3.2%	1.7%	3.0%	3.1%	2.7%

Pre-Acquisition Adjusted EBITDA (3)					$—	$324

Pro Forma TTM Adjusted EBITDA (4)					$7,114	$9,973

Adjusted Gross Profit TTM (5)					$42,301	$49,051

TTM Adjusted EBITDA as percentage of adjusted gross profit TTM					16.8%	19.7%

(1)  Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(2)  Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.

(3)  Pre-Acquisition Adjusted EBITDA excludes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.

(4)  Pro Forma TTM Adjusted EBITDA includes the Adjusted EBITDA of acquisitions for the period prior to the acquisitions date.

(5)  Adjusted Gross Profit excludes gross profit of business divested in June 2018 for the period to divestiture date.